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                        BlackRock Equity Dividend Fund
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                       BlackRock Natural Resources Trust
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                          (collectively, the "Funds")

77I:

Terms of new or amended securities

Effective on the close of business on December 27, 2017, as specified below, all of the issued and outstanding shares of Investor B Shares of each Fund were converted into Investor A Shares of the Fund with the same relative aggregate net asset value as the Investor B Shares held immediately prior to the conversion. At the time of the conversion, the Investor A Shares had lower total expense ratios, and equal or lower distribution fees and shareholder servicing fees payable under the Fund's 12b-1 plan than the Investor B Shares. No sales load, fee, or other charge was imposed on the conversion of these shares and, once converted, the Investor A Shares are not subject to the contingent deferred sales charge (if any) previously charged on the redemption of the Investor B Shares.